SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  Abacus Mutual Funds, Inc.
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Address of Principal Business Office (No. & Street, City, State Zip Code):

6 Bowery Street, New York, NY 10013
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Telephone Number (including area code):  (212) 285-4770
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Name and Address of agent for service of process:

Tom Sung,  6 Bowery Street, New York, NY 10013
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 22nd day of May, 2003.

[SEAL]
                                            Signature Abacus Mutual Funds, Inc.
                                                      --------------------------
                                                      (Name of Registrant)


                                            By: /s/ Tom Sung
                                               --------------------------------
                                               Tom Sung
                                               (Name of director, trustee or
                                               officer signing on behalf of
                                               Registrant)

                                               President and Trustee
                                               ---------------------
                                                      (Title)
Attest:   /s/ Rodney A. DeWalt
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              Rodney A. DeWalt

       Assistant Secretary
      ---------------------
            (Title)